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                       EXHIBIT 23.2

                   ACCOUNTANTS' CONSENT


The Board of Directors
Austins Steaks & Saloon, Inc.:

We consent to incorporation by reference in the registration staement (No. 33-92196) on Form S-8 of Austins Steaks & Saloon, Inc. of our report dated March 12, 1999, relating to the consolidated balance sheet of Austins Steaks & Saloon, Inc. and subsidiaries as of December 31, 1998, and the related consolidated statements of operations, shareholders' equity, and cash flows for the year then ended, which report appears in the December 31, 1998, annual report on Form 10-KSB of Austins Steak & Saloon, Inc.



                                      KPMG Peat Marwick LLP


Omaha, Nebraska
March 26, 1999



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